Exhibit 99.1

WARNER/CHAPPELL ANNOUNCES LEADERSHIP TRANSITION PLAN

Jon Platt named Chairman & CEO in phased succession; Cameron Strang to bring additional focus to role as Chairman & CEO of Warner Bros. Records

LOS ANGELES, CA – October 6, 2015: Cameron Strang, Warner/Chappell Music’s Chairman & CEO, today announced a phased leadership transition plan under which Jon Platt will succeed Strang as Warner/Chappell’s CEO. As part of this move, Strang will bring additional focus to his role as Chairman & CEO of Warner Bros. Records (WBR), as well as continuing to serve as a member of the Warner Music Group Corp. Board of Directors.

Platt’s appointment as CEO of Warner/Chappell is effective November 1, 2015. Strang will remain as Warner/Chappell’s Chairman until May 2016, at which point Platt will become Chairman & CEO. Platt, who joined Warner/Chappell in 2012, was most recently the company’s President, North America. In his new position, Platt will lead the operations of Warner/Chappell around the world, including its offices in more than 40 countries.

Platt commented, “Warner/Chappell is an iconic music company with an incomparable roster of extraordinary songwriters, and I am thrilled to be leading us into our next exciting chapter. Our mission is to develop, grow, reward and sustain a prosperous and healthy creative community — the community of songwriters who make it possible for music to have such a special place in all of our lives. My vision for Warner/Chappell is one of peerless commitment to the songwriter and unmatched advocacy for the value of music. I see us leading the industry in our service not only to our songwriters, but also to the partners and fans that help make their livelihoods possible.”

He added, “I am honored that Cameron recommended me to succeed him. He has set an extremely high bar, leading a remarkable transformation at Warner/Chappell. I will be forever grateful for his friendship, partnership and mentorship. I am looking forward to building on our achievements and making our company the finest home for songwriters everywhere.”

Strang said, “I’m proud of all we’ve achieved in growing Warner/Chappell over the last five years, by providing impeccable service to songwriters, embracing new technology, fostering an entrepreneurial culture and demonstrating industry leadership. As a result, we’ve reinvigorated every facet of the company and made it the place that songwriters want to call home. Ever since Jon came on board in 2012, he has played a pivotal role in our success story, making enormous contributions to the company’s rapid development. Warner/Chappell is now ready for the next phase of its ongoing evolution, and Jon is exactly the right executive for the job. He is a force of nature: a brilliant creative collaborator; a principled leader; and an inspiring mentor. He will be a terrific CEO, as he brings his dynamism and expertise to our songwriters, teams and business around the world.”

He added, “This succession not only marks a new phase for Warner/Chappell, but will enable us to further expand our horizons at Warner Bros. Records. Our iconic label has an amazing roster of emerging and established artists, along with a dedicated, world-class team focused on creative excellence and sustained growth. Together, we’re going to make Warner Bros. Records the No. 1 home for breaking artists and legendary superstars in the streaming age.”

Warner Music Group CEO, Steve Cooper, said, “Jon has a deep understanding of the creative process, an outstanding devotion to songs and songwriters, and an innate ability to nurture the next generation of talented publishing executives. His combination of artistic sensibility and commercial savvy is very rare, and is clearly why so many of the world’s greatest songwriters want him as their partner and champion. I’m excited by all he will accomplish in enhancing Warner/Chappell’s position as the best home for the best songwriters.”

He added, “Cameron is a hugely gifted executive who has built Warner/Chappell into the best music publisher in the world on every front, including A&R, digital business development, sync licensing and global expansion. Hiring Jon was an inspired move, and now, by giving Jon the reins, Cameron has made the perfect choice of a successor. With a smooth transition underway at Warner/Chappell, Cameron will lead our plan to build on WBR’s existing success, turbocharge its long-term growth and deepen our commitment to A&R and artist development.”

Platt joined Warner/Chappell in September 2012 as President, Creative – North America and was upped to President, North America in December 2013. During his tenure, he has overseen the strengthening of Warner/Chappell’s A&R activities in North America, while expanding opportunities for the company’s diverse roster of songwriters. Over the past several years, Warner/Chappell has attracted a wide range of new and established talent and repertoire, including JAY Z, Beyoncé, Roc Nation’s publishing roster, Pharrell Williams’ pre-2010 repertoire, Taio Cruz, Aloe Blacc, Sean Douglas, Justin Tranter, Belly, Mano, Julia Michaels, Vance Joy, Steve Kipner, Nico & Vinz, Echosmith, Slash, Dave Mustaine, Mike WiLL Made It, Lady Antebellum, Liz Rose, Lee Miller and many others, while continuing to build its relationships with songwriters such as Katy Perry, The-Dream, Kendrick Lamar, Michael Bublé, Led Zeppelin, Barry Gibb and George Michael.

Among his notable achievements, Platt received the SESAC “Visionary Award” this past May, was listed on the 2015 Billboard Power 100 list, and was lauded as BRE Magazine’s “Man of the Year.” In 2014, Warner/Chappell was named ASCAP Publisher of the Year at its Pop, Rhythm/Soul, Country and Latin Music Awards events. Warner/Chappell writers contributed to four of Billboard’s top five U.S. albums of 2014, and at the 2015 Grammy Awards, six out of the nine Best Song categories were won by Warner/Chappell writers.

Before joining Warner/Chappell, Platt spent 17 years at EMI, where artists/songwriters he signed at the outset of their careers included JAY Z, Kanye West, Usher, Drake, Ludacris, Mary Mary, Young Jeezy, Fabolous and Snoop Dogg. He also signed Beyoncé and negotiated deals for Pharrell Williams and Sean “Puffy” Combs. Under his creative leadership, EMI was named Billboard’s Publisher of the Year 12 times and claimed the ASCAP Rhythm & Soul Award for Publisher of the Year 17 years running.

Platt has also served as Vice Chairman of the Board of Directors for the MusiCares Foundation, and sits on the Board of the Living Legends Foundation. He was the first music publisher to be featured in Source magazine’s annual Power 30 issue, and was named 2011 Music Visionary of the Year by the UJA-Federation of New York. He has also consulted for EMI Records, LaFace Records, Island Records and Atlantic Records. He began his career in the music business as a DJ in his native Denver, before moving to Los Angeles to manage producers.

ABOUT WARNER/CHAPPELL MUSIC

Warner/Chappell Music, the global music publishing company of Warner Music Group, is home to a wide array of legendary songwriters and a rich catalog of contemporary hits and influential standards. With offices in more than 40 countries, Warner/Chappell provides deep expertise across a range of creative services and the most innovative opportunities for songwriters and copyright holders. Warner/Chappell, which has a history dating back more than 200 years, currently publishes and administers music from Barry Gibb, Beyoncé, Bruno Mars, Eric Clapton, fun., Gamble & Huff, Green Day, Jay Z, Katy Perry, Kendrick Lamar, Led Zeppelin, Lionsgate Films, Madonna, Miramax Films, Muse, Radiohead, Red Hot Chili Peppers, R.E.M, Roc Nation, Stephen Sondheim, Timbaland and Tove Lo, among many others.